Opinion of Counsel, Thomas F. Pierson, P.C.
                        1140 Highway 287, Suite 400-2641E
                           Broomfield, Colorado 80020
                            Telephone: 303-404-9904
                           Facsimile:  240-266-5659

April 18, 2003

Board of Directors
Advanced healthcare Technologies, Inc.
240 Miller St.
Mill Valley, California

Gentlemen:

We have acted as counsel to Advanced Healthcare Technologies, Inc., (the "Company") in connection with the preparation and filing of a Registration Statement on Form S-8 (the "Registration Statement") covering registration under the Securities Act of 1933, as amended, of the subject shares of the Company's common stock, $.001 par value per share (the "Shares").

Based upon the foregoing, and assuming that Shares will be issued as set forth in the Registration Statement, at a time when effective, and that there will be full compliance with all applicable securities laws involved under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated pursuant to said Acts, and in those states in which the Shares may be sold, we are of the opinion that, upon issuance of the consideration to be paid for the Shares, the Shares will be duly authorized, validly issued, fully paid and non-assessable shares of
Common Stock of the Company.   This opinion does not cover any matters
related to any re-offer or re-sale of the Shares by the beneficiary thereof, once issued as described in the Registration Statement.

This opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose without my prior written consent. This opinion is based on our knowledge of the law and facts as of the
date hereof.   We assume no duty to communicate with the Company in
respect to any matter which comes to our attention hereafter.

Very truly yours,

LAW FIRM OF THOMAS F. PIERSON, P.C.
/s/Thomas F. Pierson
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Thomas F. Pierson, Esq.